Exhibit 10.25.1

Helius Medical Technologies, Inc.

Amendment No. 1 to 2016 Omnibus Incentive Plan

Section 7.3 (b) of the Plan is hereby amended and restated in its entirety as follows:

“7.3 (b) Rights as a Stockholder.  Except as otherwise determined by the Committee, the Participant shall have all the rights of a holder of shares of Common Stock of the Company with respect to the vested portion of Restricted Stock, subject to the following provisions of this Section 7.3(b). Except as otherwise determined by the Committee, (i) the Participant shall have no right to tender shares of Restricted Stock, (ii) dividends or other distributions (collectively, “dividends”) on shares of Restricted Stock shall be withheld, in each case, while the Restricted Stock is subject to restrictions, and (iii) in no event shall dividends or other distributions payable thereunder be paid unless and until the shares of Restricted Stock to which they relate no longer are subject to a risk of forfeiture. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee, shall not accrue interest. Such dividends shall be paid to the Participant in the same form as paid on the Common Stock upon the lapse of the restrictions. The obligation of the Company to pay any dividends hereunder upon lapse of the applicable restrictions shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company. In no event shall the Company be required, or have any obligation, to set aside, or hold in escrow or trust, any funds for the purpose of paying such dividends.”